Exhibit (a)(31)

Hudbay and Augusta Announce Filing of Offer Documents for Friendly Acquisition

Toronto, Ontario, July 2, 2014 – HudBay Minerals Inc. (“Hudbay”) (TSX, NYSE: HBM) and Augusta Resource Corporation (“Augusta”) (TSX, NYSE MKT: AZC) today announced the filing of Hudbay’s Notice of Variation and Extension and Augusta’s Notice of Change to Directors’ Circular in connection with Hudbay’s revised offer to acquire all of the outstanding common shares of Augusta (“Augusta Shares”) not already owned by Hudbay or its affiliates for consideration per Augusta Share of 0.315 of a common share of Hudbay and 0.17 of a warrant to acquire a common share of Hudbay (the “Revised Offer”). As previously announced, Augusta’s Board of Directors is unanimously recommending that Augusta shareholders accept the Revised Offer and has agreed to terminate Augusta’s Shareholder Rights Plan to permit shareholders to do so.

Hudbay’s Notice of Variation and Extension

Pursuant to the terms of the Notice of Variation and Extension, Hudbay, among other things, has increased the consideration offered per Augusta Share of 0.315 of a common share of Hudbay to include 0.17 of a warrant to acquire a common share of Hudbay, and extended the period of acceptance of the Revised Offer to 5:00 p.m. (Toronto time) on July 16, 2014.

Augusta’s Notice of Change to Directors’ Circular

The board of directors of Augusta has filed a Notice of Change to Directors’ Circular that indicates that the Augusta board of directors is unanimously recommending that Augusta shareholders accept the Revised Offer and tender their Augusta Shares to the Revised Offer. This decision follows a unanimous determination, made by the Augusta board of directors that, after consultation with its financial and legal advisors, the consideration under the Revised Offer is fair, from a financial point of view, to Augusta’s shareholders (other than Hudbay and its affiliates) and that it would be in the best interests of Augusta to support and facilitate the Revised Offer. Augusta’s financial advisors, Scotia Capital Inc. and TD Securities Inc., have each provided opinions to the Augusta board of directors that, as of June 22, 2014, and subject to the assumptions, limitations and qualifications on which the opinions are based, the consideration to be received under the Offer is fair, from a financial point of view, to Augusta’s shareholders other than Hudbay and its affiliates.

All of the directors and officers of Augusta and certain other Augusta shareholders have entered into agreements with Hudbay pursuant to which, among other things, they have agreed to tender to the Offer all of the Augusta Shares owned or controlled by them (including Augusta Shares issuable on the exercise of stock options and other convertible instruments). Those Augusta Shares represent approximately 33% of Augusta Shares on a fully-diluted basis.

About the Revised Offer

The full details of the Revised Offer are set out in the offer documents, which have been filed with the Canadian securities regulatory authorities and are being mailed to Augusta shareholders. The documents will also be available on SEDAR under Augusta’s profile at www.sedar.com. Upon filing, the Revised Offer will be open for no fewer than 10 business days and, following any take up of Augusta Shares, Hudbay will then further extend its offer for at least an additional 10 days in order to allow any remaining Augusta shareholders to tender to the Revised Offer.

Hudbay has filed a registration statement on Form F-10 (as amended, the “Registration Statement”), which contains a prospectus relating to the Offer (the “Prospectus”), and a tender offer statement on Schedule TO (as amended, the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”). This news release is not a substitute for the Offer documents, the Prospectus, the Registration Statement or the Schedule TO or Augusta’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as amended. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION ABOUT HUDBAY, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website at www.sec.gov.

Hudbay owns 23,058,585 Augusta Shares, representing approximately 16% of the issued and outstanding Augusta Shares. In addition, and in accordance with United States tender offer rules, Hudbay discloses that as of 5:00 p.m. on June 30, 2014, 11,609,261 Augusta Shares, representing approximately 8% of the issued and outstanding Augusta Shares, had been tendered to and not withdrawn from the Revised Offer.

How to Tender

Augusta shareholders that have already deposited to the offer should not withdraw their shares. Augusta shareholders are encouraged to read the full details of the Revised Offer set forth in the offer documents, which contain detailed instructions on how Augusta shareholders can tender their Augusta common shares to the Revised Offer. For assistance in depositing Augusta Shares to the Revised Offer, Augusta shareholders should contact the depositary for the Offer, Equity Financial Trust Company at 1-866-393-4891 (North American Toll Free) or 416-361-0930 ext. 205 (outside North America) or by email at corporateactions@equityfinancialtrust.com or the Information Agent for the Offer, Kingsdale Shareholder Services at 1-866-229-8874 (North American Toll Free Number) or 1-416-867-2272 (outside North America) or by email at contactus@kingsdaleshareholder.com.

Important Notice

This news release does not constitute an offer to buy or the solicitation of an offer to sell any of the securities of Hudbay or Augusta.

About Hudbay

Hudbay (TSX, NYSE: HBM) is a Canadian integrated mining company with assets in North and South America principally focused on the discovery, production and marketing of base and precious metals. Hudbay’s objective is to maximize shareholder value through efficient operations, organic growth and accretive acquisitions, while maintaining its financial strength. A member of the S&P/TSX Composite Index and the S&P/TSX Global Mining Index, Hudbay is committed to high standards of corporate governance and sustainability. Further information about Hudbay can be found on www.hudbayminerals.com.

About Augusta

Augusta (TSX, NYSE MKT: AZC) is a base metals company focused on advancing the Rosemont Copper deposit near Tucson, Arizona. Rosemont hosts a large copper/molybdenum reserve that would account for about 10% of U.S. copper output once in production. Further information about Augusta can be found on www.augustaresource.com.

For shareholder inquiries, please contact Kingsdale Shareholder Services

1-866-229-8874 (North American Toll Free Number)
1-416-867-2272 (Outside North America)
contactus@kingsdaleshareholder.com

For further information, please contact:

HudBay Minerals Inc.	Augusta Resource Corporation

Investor inquiries:

Candace Brûlé Director, Investor Relations (416) 814-4387 candace.brule@hudbayminerals.com	Letitia Cornacchia Vice President, Investor Relations and Corporate Communications (416) 860-6310 lcornacchia@augustaresource.com

Media inquiries:

Scott Brubacher Director, Corporate Communications (416) 814-4373 scott.brubacher@hudbayminerals.com	Ian Hamilton DFH Public Affairs (416) 206-0118 x222 or (905) 399-6591 ian@dfhpublicaffairs.com

Cautionary Note Regarding Forward Looking

This news release contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer. Forward-looking information is not, and cannot be, a guarantee of future results or events.

Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that we identified and were applied by us in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the accuracy of Augusta’s public disclosure; no significant and continuing adverse changes in general economic conditions or conditions in the financial markets; that all required regulatory and governmental approvals for the Offer will be obtained and all other conditions to completion of the Offer will be satisfied or waived, the completion of the Offer and any subsequent transaction.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay securities received as consideration under the Offer and the impact of such issuance on the market price of common shares of Hudbay and warrants to acquire common shares of Hudbay, the accuracy of Augusta’s representations in the Support Agreement upon which the Offer is predicated, Augusta becoming a minority-owned or majority-owned subsidiary of Hudbay after consummation of the Offer, the possibility that Hudbay may remain a minority shareholder of Augusta after consummation of the Offer, as well as the risks discussed under the heading “Risk Factors” in the Offer documents and other documents filed (or to be filed) with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. Hudbay does not assume any obligation to update or revise any forward-looking information after the date of this news release or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

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